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                                                                   EXHIBIT 10.40

                           EXECUTIVE PHYSICAL PROGRAM

ABOUT THE PLAN

The Emory Clinic in Atlanta is the designated provider for The Home Depot officers. The Executive Health program is designed to monitor and maintain optimum health for The Home Deport officers. Comprehensive, annual medical protocols have been tailored to match the total potential health risks of our dynamic Home Depot officer team. In addition to an examination and thorough review of personal and family histories, age-related preventive testing is recommended. Please see the attached list of required age-related tests.

Emory offers the latest technology. The Ultrafast CT Scan is a proven, non-invasive test which is many times more effective in detecting the presence of coronary plaque, even in people who are healthy and have no symptoms of heart disease. Our goal is to provide you with the tools to achieve optimal health.

HOW THE PROGRAM WORKS

You will receive notification that your physical is due on your birth date. If you are a new officer and have had your physical within six months of your birth date, Emory will ask you to wait until next year to have your next physical, unless there is a medical concern.

ATLANTA-BASED OFFICERS

The Emory Clinic will send a reminder letter at which time you can call or fax The Emory Clinic to make your appointment (404-778-3886). You will be sent instructions regarding lab work and a questionnaire to be completed prior to the scheduled physical. This service is an officer benefit, and no payment is required.

OFFICERS BASED OUTSIDE OF ATLANTA

You may select one of the following options:

1.  THE EMORY CLINIC IN ATLANTA

If you are planning to visit the Atlanta area, we encourage you to take advantage of the world-renowned Emory physicians, medical facilities, and technology at the Emory Clinic. Contact the Executive Health Program at (404-778-3886) prior to your arrival to arrange an appointment.

2.  THE EXECUTIVE REGISTRY NETWORK

If you are unable to come to Atlanta, please make your appointment with a Registry Network Hospital. Emory provides referrals to member hospitals throughout the United States, Canada and South America. Contact Building Better Health (BBH) at (770-384-4030) to arrange an appointment. Officers can elect to see a physician of their choice; however, we cannot guarantee the quality of care if you choose to do so. Please notify BBH after your physical has been scheduled so we can contact the hospital to review the tests for protocol and billing procedures.

PAYMENT FOR EXECUTIVE PHYSICAL

This service is an officer benefit with a cap of $1,250 for a basic and $3,750 for a comprehensive physical. All invoices are to be sent to the Manager of BBH for payment. Do not send invoices to your medical insurance for payment.

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BUILDING BETTER HEALTH (BBH)
BBH provides comprehensive nutrition and fitness consultations as a part of your annual Executive Physical Program. These complimentary services are offered in the Atlanta SSC Wellness Center.

EXECUTIVE NUTRITION PROGRAM
Our BBH registered, licensed dietitian will provide you with a nutrition assessment and counseling for health promotion or treatment of nutrition-related diseases.

HOW THE PROGRAM WORKS
Contact BBH to schedule an appointment. At that time you will be provided with a food log for you to complete and bring with you to your appointment. You may invite anyone who regularly prepares your food or joins you in daily eating to attend your nutrition appointment.

Your visit will last approximately one hour. During that time you and the registered dietitian will do the following:

-        Assess your dietary practices and health history
-        Develop a personalized nutrition program
-        Review specific instructions and materials on appropriate food choices
-        Establish good eating behavior
-        Schedule a follow-up appointment to monitor progress

EXECUTIVE FITNESS EVALUATION & EXERCISE PRESCRIPTION
A BBH certified fitness trainer will provide you with a fitness evaluation to maximize the results of your efforts. The evaluation consists of checking blood pressure, body fat, muscular strength, muscular endurance, flexibility and aerobic capacity. The protocol utilized follows the American College Sports Medicine Guidelines. After the evaluation, you will receive a personalized exercise program for your current level of fitness, exercise interests and personal goals. Your program will be re-evaluated every six months to ensure proper progress.

BBH provides you with one-on-one weight lifting workshops to orient you on the equipment at the SSC Wellness Center. The workshop teaches you proper strength training techniques for optimal safety and progress.

APPOINTMENT SCHEDULING
You or your assistant can call the BBH staff, (see the Resource List behind the Updates Tab for contact information), to make an appointment for the nutrition consultations, fitness evaluations, and exercise prescriptions. These services are offered at the Atlanta SSC Wellness facility. The Building Better Health staff is always on hand to answer any questions regarding your health and wellness.